Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK APPOINTS MICHAEL MANGAN TO BOARD OF DIRECTORS

SPARKS, MD, DECEMBER 18 — McCormick & Company, Incorporated (NYSE:MKC), today announced that Michael D. Mangan, Senior Vice President and Chief Financial Officer of The Black & Decker Corporation, has been appointed to the Board of Directors of McCormick & Company, Incorporated, effective January 1, 2007.  Mr. Mangan has served in his current position at Black & Decker since 2000.

Prior to joining Black & Decker, Mr. Mangan was Executive Vice President and Chief Financial Officer of The Ryland Group for five years.  From 1981 to 1994, he was employed by General Motors and its GMAC subsidiary in positions involving strategic and business planning, corporate finance, new business activities, internal control and information systems.  At the time he left General Motors for Ryland, Mr. Mangan was Group Chief Financial Officer and a member of the Board of Directors of GMAC Mortgage Corporation.

Mr. Mangan received an MBA from Dartmouth College’s Amos Tuck School of Business and holds a bachelor’s degree from the General Motors Institute.

Commented Robert J. Lawless, Chairman, President & CEO of McCormick, “We are very pleased to have Mr. Mangan join our Board.  He not only brings a wealth of financial experience, but he also has considerable general management experience, which includes his current responsibility for Black & Decker’s Fastening and Assembly Systems business.  His global perspective and extensive experience with multinational manufacturers of consumer products will be invaluable to McCormick and its stockholders.”

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:	Investor Relations:
John McCormick	Joyce Brooks
(410) 771-7110	(410) 771-7244
john_mccormick@mccormick.com	joyce_brooks@mccormick.com

12/2006